Exhibit 10.1

DATED

01 November 2025

BINDING HEADS OF TERMS

between

80 Mile plc

and

USFM Corporation

PARTIES

(1)	80 MILE PLC, a company incorporated in England and Wales with registered number 05389216 whose registered office is at 6 Heddon Street, London, England WlB 4BT (80 Mile); and

(2)	USFM Corporation, a company incorporated in the United States of America under the laws of Colorado, whose registered address is at 1707 Cole Boulevard, Suite 200, Golden, Colorado 80401 (USFM),

(each a party and together the parties).

BACKGROUND

(A)	USFM is proposing to fund certain drilling projects in the Disko Nuussuaq region, Greenland (the Project) covering the Disko Nuussuaq Basin (as defined below). The Disko Nuussuaq region is a very large Magmatic massive sulphide system similar geologically to the Norilsk mine in Siberia and it encompasses an onshore mine containing copper, nickel, platinum group elements, and cobalt (the Disko Nuussuaq Basin). These binding heads of terms (HOT) set out the proposed terms of the Project and the means in which the parties intend to implement the Project (the Proposed Transaction) and are legally binding save as otherwise provided.

(B)	80 Mile is the 100% owner of Nikkeli Greenland A/S (Nikkeli Greenland), which in turn is the 100% owner of the exploration and exploitation licences which are in good standing and cover the Disko Nuussuaq Basin (together, these licences are referred to as the Disko Concessions).

1.	Contributions to the Project and finance

1.1	USFM wishes to participate in the exploration and development of the Disko Nuussuaq Basin.

1.2	The parties have agreed that in consideration for USFM funding up to US$30,000,000 (US Dollars Thirty Million) in aggregate of all expenditure, costs, expenses and disbursements in relation to the Project (the Funding Commitment) within three (3) years of the date of this HOT (Funding Commitment Period), 80 Mile shall assign or cause to be transferred a 51% legal and beneficial interest in Nikkeli Greenland to USFM (the 51% Interest). USFM's Funding Commitment shall commence on the date of this HOT and shall be applied by USFM to the Project in the following instalments:

(a)	US$10,000,000 (US Dollars Ten Million) within ten (10) months of the date of this HOT;

(b)	US$10,000,000 (US Dollars Ten Million) during the period commencing on the first anniversary and ending on the second anniversary of the date of this HOT; and

(c)	US$10,000,000 (US Dollars Ten Million) during the period commencing on the second anniversary and ending on the third anniversary of this HOT.

For the avoidance of doubt, the assignment or transfer of the 51% Interest to USFM shall be subject to, inter alia, satisfaction or waiver of the Conditions (as defined below) and the satisfaction of the Funding Commitment by USFM within the Funding Commitment Period. In the event that USFM fails to satisfy the Funding Commitment within the Funding Commitment Period, 80 Mile shall have the right to: (a) require USFM to assign and/or transfer the 51% Interest at no cost to 80 Mile; or (b) direct USFM to relinquish its right to the assignment and/or transfer to USFM of the 51% Interest.

1.3	During the Funding Commitment Period, 80 Mile shall have a carried interest in respect of the drilling to be undertaken by USFM as described in Clause 1.2 above. Following the Funding Commitment Period, subject to USFM having satisfied its Funding Commitment, the parties shall be jointly responsible for funding the Project pro rata to their participating interest in Nikkeli Greenland and based on their funding contribution to date. The Definitive Agreements shall contain agreed form cash call and funding provisions including a formula or formulas in respect of dilution of a party's participating interest in Nikkeli Greenland in the event such party fails to fund or only provides partial funding on a cash call. The parties acknowledge and agree that as at the date of this HOT 80 Mile's funding contribution to the Project is US$29,000,000 (USD Dollars Twenty Nine Million). Following the Funding Commitment Period and provided USFM has satisfied its Funding Commitment as at that date, if USFM fails to satisfy its cash call obligations pursuant to the relevant provisions in the Definitive Agreements, 80 Mile shall have the right to: (a) require USFM to assign and/or transfer the 51% Interest at no cost to 80 Mile; or (b) direct USFM to relinquish its right to the assignment and/or transfer to USFM of the 51% Interest.

1.4	On and from the date of this HOT, 80 Mile shall be the technical and operational manager in respect of the Project. 80 Mile shall be paid an administration fee of 12.5% on all costs and work undertaken by 80 Mile in respect of the Project from the date of this HOT. Such administration fee shall be payable by USFM to 80 Mile and shall form part of, and be deducted from, USFM's Funding Commitment.

1.5	80 Mile shall be entitled to appoint 1 (one) director to USFM. In respect of Nikkeli Greenland, following the transfer and/or assignment of the 51% Interest to USFM in accordance with the terms of this HOT, each party shall have the right to appoint 1 (one) director to the board of Nikkeli Greenland for every 24% voting rights it holds in Nikkeli Greenland.

1.6	On signing of the Definitive Agreements (as defined below), in consideration of the mutual undertakings and obligations in this HOT, USFM shall pay £500,000 (Five Hundred Thousand Pounds) to 80 Mile.

2.	Conditions and approvals

2.1	Completion of the Definitive Agreements (as defined below) is subject to the following conditions (the Conditions) being satisfied or waived (if capable of waiver) on or before the date falling 6 months from the date of this HOT (the Long Stop Date):

(a)	the parties entering into definitive agreements, in agreed form, in respect of the Proposed Transaction on the terms of this HOT (Definitive Agreements);

(b)	there being no material adverse change in the business, operations, assets, position (financial, trading or otherwise), profits or prospects of 80 Mile between the signing of this HOT and execution of the Definitive Agreements;

(c)	no legislation or regulation being proposed or passed that would prohibit or materially restrict the implementation of the definitive agreements, assignment of the Disko Concessions or the participation in the Project of either party.

2.2	Should the Conditions not be satisfied or waived on or before the Long Stop Date then this HOT shall automatically terminate and shall be of no further force or effect.

2.3	Subject to Clause 2.5, completion of the transfer of the 51% Interest shall be subject to, to the extent required, 80 Mile obtaining the approval of the Greenland government in respect of such transfer.

2.4	If for any reason the Greenland government does not approve the transfer under Clause 2.3, 80 Mile shall hold the 51% Interest, on trust for the benefit of USFM until such time as USFM is the legal and beneficial holder of the 51% Interest.

2.5	Pending the approvals pursuant to Clause 2.3, 80 Mile shall provide an undertaking in the Definitive Agreements that it shall procure that all necessary consents are obtained for the transfer or assignment of the 51% Interest and pending the receipt of such consents, subject to the terms of this HOT, 80 Mile shall hold the 51% Interest on trust for the benefit of USFM until such time as USFM is the legal and beneficial holder of the 51% Interest.

3.	Warranties

3.1	The Definitive Agreements shall contain warranties customary for a transaction of this type and size including, for the avoidance of doubt, the ownership of Nikkeli Greenland and the Disko Concessions as well as confirmation that the Project is in good standing.

3.2	Upon signing this HOT, 80 Mile warrants to USFM the following:

(a)	the Disko Concessions, held in the name of Nikkeli Greenland:

(i)	are legally and beneficially owned by Nikkeli Greenland with good and marketable title;

(ii)	are not terminable as a result of the change of control;

(iii)	are held in good standing;

(iv)	do not contain terms prohibiting their assignment or novation; and

(v)	are not likely to be terminated or contain unduly onerous terms; and

(b)	there are no disputes relating to the Disko Concessions.

4.	Termination and liquidation

4.1	If either party materially breaches the agreement governing the Project or the Disko Concessions, becomes insolvent or is subject to a change of control, the other party shall be entitled to purchase its interest in the Project at a price pursuant to a mechanism to be agreed in the Definitive Agreements.

4.2	The Definitive Agreements will include a provision which will provide that if the Project or the Disko Concessions is or are cancelled or terminated, the parties will endeavour to ensure that, before cancellation, assets contributed by each party will, so far as possible, be transferred back to that party.

4.3	Subject to the parties entering into the Definitive Agreements, USFM shall be responsible for and shall bear 100% of the costs for ensuring that the sites that are the subject of the Project are restored to their original state including the removal of all plant, machinery and equipment.

5.	Language

The negotiations will be conducted in English and all legal agreements relating to the Project will be prepared in English.

6.	Exclusivity

6.1	In consideration of the mutual undertakings each party gives to the other in this Clause 6, each party warrants that it is not currently carrying out any of the activities listed in this Clause 6 and undertakes that from the date of this HOT until the earlier of the Long Stop Date or completion of the Proposed Transaction it shall not:

(a)	commence or continue negotiations for the sale or any other type of disposal of all or a significant part of the Project or the Disko Concessions to a third party; or

(b)	commence or continue negotiations about a potential joint venture with a third party, the business of which may overlap with the proposed business of the Project; or

(c)	disclose any information (including, without limitation, information about the Project or the Disko Concessions) to a third party for the purpose of negotiations relating to a sale, licence, or other disposal or joint venture described in (a) to (b) above; or

(d)	seek, encourage or respond to any approach that might lead to negotiations relating to a sale, licence, or other disposal or joint venture described in (a) to (c) above.

6.2	Each party shall ensure that its employees, agents and advisers comply with the undertakings in this Clause 6 as if they were the relevant party.

7.	Costs

7.1	Each party shall be responsible for its own costs (including, without limitation, advisors relating to the preparation of documents costs relating to the investigations of the business to be contributed by the other party to the Project.

7.2	Prior to entering into the Definitive Agreements, each party may end negotiations in relation to the Proposed Transaction, without having to give any reason for doing so or incurring any liability to the other party.

8.	Confidentiality and announcements

8.1	No party shall disclose this HOT or any information supplied in connection with this HOT or the terms of this HOT without the prior written consent of the other parties, save as required by applicable law or regulation, any applicable governmental or other regulatory authority, or an applicable stock exchange requirement (whether imposed pursuant to statute or contract), or if required in connection with any legal, administrative or arbitration proceedings, and further save that each party may make it available to:

(a)	its respective directors, officers and employees and auditors;

(b)	its respective professional advisers;

(c)	provided that any person to whom disclosure is made pursuant to sub-clauses (a) to (b) above is under a professional obligation of confidentiality or agrees to maintain confidentiality of such information on the same basis.

9.	Governing law and jurisdiction

9.1	This HOT, and all negotiations and any legal agreements prepared in connection with the Project, and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with them or their subject matter or formation shall be governed by and construed in accordance with the laws of England and Wales.

9.2	Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with this HOT, the negotiations relating to the Proposed Transaction and any legal agreements prepared in connection with the Project or their subject matter or formation.

Each party hereby confirms its agreement to the terms contained in this HOT.

10.	Third party rights

10.1	Unless expressly provided to the contrary in this HOT, a person who is not a party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this HOT.

Date:	October 31, 2025
	/s/ Roderick McIlree	Director,

duly authorized for and on behalf of 80 Mile plc

Date:	October 31, 2025
	/s/ Robert Price	Director,

duly authorized for and on behalf of USFM Corporation

80 Mile plc

6 Heddon Street,
London, England
W1B 4BT

01 May 2026

Dear Mr. Roderick Mcllree,

Extension of Binding Heads of Terms

1.	We refer to the binding heads of terms between 80 Mile plc and USFM Corporation dated 01 November 2025 (HOT).

2.	The HOT is currently set to expire on 01 May 2026. The parties now wish to extend the term of the HOT so that it will expire on 15 May 2026. The HOT is therefore amended as set out in paragraph 3 below with effect from 01 May 2026 (Effective Date).

3.	With effect from the Effective Date, the parties agree the following amendments to the HOT:

3.1	In clause 2.1, the words “on or before the date falling 6 months from the date of this HOT” is deleted and replaced by "on or before 15 May 2026”.

4.	Except as set out in paragraph 3 above, the HOT shall continue in full force and effect.

5.	If there is an inconsistency between any of the provisions of the HOT and this amendment letter, the terms of this amendment letter prevail.

6.	This amendment letter and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation shall be governed by and construed in accordance with the law of England and Wales. Each party irrevocably agrees that the courts of England and shall have exclusive jurisdiction to settle any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with this amendment letter or its subject matter or formation.

7.	Please sign and return a copy of this amendment letter to acknowledge your agreement to the variation of the HOT.

Yours sincerely,

/s/ Robert Price

for and on behalf of USFM Corporation

80 Mile plc agrees to the variation of the HOT with effect from the Effective Date on the terms set out above.

Signed	/s/ Roderick McIlree

for and on behalf of 80 Mile plc

Date	May 1, 2026